Exhibit 10.15

ORANGE BANK & TRUST BANK

CHANGE IN CONTROL SEVERANCE PLAN FOR SENIOR EXECUTIVES

1.Name, Purpose, Eligibility and Effective Date
1.1Name and Purpose of Plan. The purpose of this Orange Bank & Trust Bank Change in Control Severance Plan for Senior Executives (this “Plan”) is to secure the continued services of certain full-time senior executives and key employees of the Bank and its parent company Orange County Bancorp, Inc. and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control.
1.2Effective Date. The Plan became effective January 1, 2024 (the “Effective Date”).
1.3ERISA Status. The Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.
2.Definitions

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1“Bank” means Orange Bank & Trust Bank, a wholly owned subsidiary of Orange County Bancorp, Inc.
2.2“Base Salary” means the base salary payable to a Participant, before any deductions, exclusions, deferrals or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Bank or the Company.
2.3“Board” means the Board of Directors of the Bank.

2.4“Cause” means with respect to a Covered Executive, the occurrence of any of the following: (a) the Covered Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Bank or the Company, which use or disclosure causes material harm to the Bank or the Company; (b) the Covered Executive’s conviction of, or plea of guilty or no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Covered Executive’s duties as an officer of the Bank and/or the Company; (c) the Covered Executive’s willful or reckless failure to adhere to the Bank’s and Company’s written policies; (d) the Covered Executive’s intentional wrongful damage to the business or property of the Bank or the Company, including without limitation its reputation, which in the Bank’s sole judgment causes material harm to the Bank or the Company, or (e) removal of the Covered Executive from office or permanent prohibition of the Covered Executive from participating in the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1).

2.5“Change in Control” for the purpose of this Plan, “Change in Control” means the occurrence of the earliest of the following events:
(a)the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company and its Affiliates, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities (excluding the acquisition of securities of the Company by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by the Company); or
(b)the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who as of January 1, 2024, constitute the Board, plus new directors whose election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors as of the January 1, 2024 , cease for any reason during a consecutive two- year period to constitute at least two-thirds (2/3) of the members of such Board; or
(c)the date a merger, share exchange or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, share exchange or consolidation; or
(d)the date the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company; or

(e) the date a sale or disposition by the Company of all or substantially all of the Company's assets is consummated.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Bank or the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Bank or the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

2.6	“Code” means the Internal Revenue Code of 1986, as amended.
2.7“Committee” means the Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

2.8“Company” means Orange County Bancorp, Inc. or its successor.
2.9“Confidential Information” means any information relating to the Bank, its products, services, customers, borrowers, depositors and other customers that is not generally known or available to the general public, including, but not limited to, (a) operation or financial information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures, (b) product and technical information, such as new and innovative product ideas, subjects of research and development, investigations, data, software, software codes, computer models and research and development projects, (c) marketing information, such as new marketing ideas, markets, mailing lists, the identity, including the names or addresses, of the Bank’s borrowers, depositors and other customers, the financial arrangement between the Bank and such customers, specific customer needs and requirements and leads and referrals to prospective customers, (d) vendor, supplier and any other business partner information, including the financial arrangement between the Bank and such persons, and (e) any information concerning or obtained from the Bank’s customers.
2.10“Covered Executives” means the full-time senior executives listed on Exhibit A, as amended from time to time and other Bank executives and key employees designated by the Compensation Committee or its designee. Executives of the Bank or the Company that maintain employment agreements or other severance agreements that provide for severance benefits in the event of a Change in Control are not eligible to participate in the Plan.
2.11“Covered Period” means the period commencing with the Company’s initial public announcement, in a report or proxy solicitation materials filed under the Exchange Act, of the agreements or other actions by the Company or the Board that are expected or intended to result in a Change in Control and ending twelve (12) months following the occurrence of such Change in Control. In the case of a tender or exchange offer that results in a Change in Control, the Covered Period shall commence on the date that the Company or the Board publicly announces acceptance or support of the offer or, if acceptance or support is never announced, the date that the person making the offer publicly announces that the person knows or believes that the offer has sufficient support among Company shareholders to succeed in causing a Change in Control. The Covered Period will be extended by one additional month if the cure period in Section 2.14 is triggered in the 11th or 12th month following a Change in Control.
2.12“Disability”means a physical or mental infirmity that impairs the Participant’s ability to substantially perform duties assigned to the Participant and that results in the Participant’s becoming eligible for long-term disability benefits under the Company’s or its successor’s long-term disability plan or from the U.S. Social Security Administration. A Participant shall not be deemed to have a Disability until the date on which the insurer or the administrator of the Company’s long-term disability insurance program notifies the Participant that the Participant is eligible to commence benefits under such insurance or the date on which the U.S. Social Security Administration notifies the Participant that the Participant is eligible to commence disability benefits from such agency.
2.13“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14“Good Reason” means, without the Participant’s consent, the occurrence of any of the following events during the Covered Period:

(a) a material diminution in the Participant’s title, authority, duties or responsibilities;

(b) 10% or more reduction in the Participant’s Base Salary or annual incentive opportunity

(c) any requirement of the Bank that the Participant be based anywhere more than fifty (50) miles from the office where the Participant is located as of immediately prior to the Change in Control; or

(d) the failure of the Bank to obtain the assumption of the Plan from any successor.

Notwithstanding the forgoing, the Participant will only have Good Reason if the Participant provides notice to the Bank of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Bank’s receipt of such notice. If the Participant initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. The Participant’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Participant’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

2.15“Participant” means a Covered Executive designated by the Committee to participate in the Plan.
2.16“Participation Agreement” means an agreement to participate in the Plan in a form approved by the Bank.
2.17“Pro-Rata Bonus” means an amount equal to the product of (a) a Participant’s Target Bonus under the Bank’s Annual Cash Bonus Plan for the year in which the Participant’s Termination Date occurs (or if greater, actual bonus determined based on performance through the Termination Date ) and (b) a fraction, the numerator of which is the number of days elapsed from the beginning of the applicable calendar year through the Participant’s Termination Date and the denominator of which is the number of days in the applicable calendar year.
2.18“Qualifying Termination” means any termination of a Participant’s employment with the Bank (or its successor) following the Effective Date and during the Covered Period (a) by the Bank (or its successor) for any reason other than Cause or the Participant’s death or Disability or (b) by the Participant with Good Reason.
2.19“Severance Multiple” means, for each Participant, the applicable multiple set forth in the Participant’s Participation Agreement.

2.20“Target Bonus” means a Participant’s target annual cash bonus under the Bank’s annual short-term incentive plan applicable to such Participant.
2.21“Termination Date” means the date on which a Participant experiences a Qualifying Termination.
3.	Participation and Severance Benefits
3.1Participants. From time to time the Committee (or its designee) may select, in its discretion, those Covered Executives to be offered participation in the Plan. The Committee (or its designee) will determine the Severance Multiple for each Participant. No senior executive or other employee has any right to participate in the Plan, and no Participant has any right to any particular Severance Multiple. The individuals noted on Exhibit A to the Plan will become Participants immediately following the expiration of the change in control agreements between those individuals and the Bank. The Committee or its designee may add new Participants, without formally amending the Plan. Each individual selected to participate will become a Participant when, and only when, he or she executes and delivers a Participation Agreement.
3.2Termination of Participant. A Participant shall cease to be a Participant in the Plan and, therefore, shall cease to be eligible to receive severance benefits under the Plan on the date on which the Participant ceases to be a Covered Executive of the Bank of the Company other than by a Qualifying Termination. The Committee may terminate the participation of any Participant at any time, but the Participant’s removal from the Plan will not be effective until the end of any Covered Period for the Participant that commenced before the Committee’s action and that was ongoing at the time of such action.
3.3Accrued Benefits. If a Participant experiences a Qualifying Termination during the Covered Period, the Participant will be entitled to the following payments:

(a)payment of (i) any accrued, but unpaid, Base Salary through the Participant’s Termination Date and (ii) the value of any accrued, but unused, paid time off, payable in accordance with the Bank’s normal payroll practice;

(b)reimbursement of business expenses incurred but not paid prior to the Participant’s Termination Date in accordance with the Bank’s expense reimbursement policy; and

(c)if unpaid as of the Participant’s Termination Date, payment of the Participant’s annual cash bonus in respect of the calendar year prior to the calendar year in which the Termination Date occurs, based on actual performance and paid at the time such bonuses are paid to employees of the Bank, generally.

3.4Severance Benefits. In accordance with the terms of Section 3.9 below, if a Participant experiences a Qualifying Termination during the Covered Period, the Participant will be entitled to the following payments under the Plan (subject to the terms and conditions hereof):

(a) a lump sum cash payment equal to the Participant’s Pro-Rata Bonus;

(b) a lump sum cash payment equal to the Participant’s Severance Multiple, multiplied by the Participant’s Base Salary as in effect immediately before the applicable

Change in Control occurred or (y) the Participant’s Base Salary as in effect on the Participant’s Termination Date; and

(c) a lump sum cash payment equal to the cost of 18 months’ of COBRA Continuation Coverage (“COBRA Payment”). The value of the COBRA payment will be determined as of the Participant’s Termination Date based on the Participant’s health insurance elections immediately prior to his or her Termination Date.

3.5Timing of Severance Payments. The cash payments specified in Section 3.4 shall be paid as soon as administratively practicable following the date that the Release described in Section 3.5 becomes effective and irrevocable pursuant to its terms, but in no event later than sixty (60) days after the Participant’s Termination Date (except as otherwise provided herein).
3.6Conditions to Severance Benefits. A Participant’s receipt of payments under Section 3.4 will be conditioned on (a) the execution of a general release of all actual and potential claims that the Participant may have against the Bank or the Company in the form provided to the Participant by the Bank or the Company (the “Release”) and (b) such Release becoming effective and irrevocable not later than the sixtieth (60th) day following the Participant’s Termination Date. The terms and conditions of the Release will be substantially identical for all Participants similarly situated in connection with a Change in Control. The Bank will provide the Release to the Participant within five (days) following the Participant’s Termination Date. If the Participant does not execute and deliver the Release, or if the effective date of the Release does not occur within the sixty (60) days following the Participant’s Termination Date, the Participant will not be entitled to any payments provided for in this Plan.
3.7No Duplication of Severance Benefits. If a Participant experiences a Qualifying Termination, the Participant will not be paid any amount, or receive any benefit, under or pursuant to any other plan or program calling for special severance benefits related to a change in control event (as defined in the Plan or in such other plan or program). For the avoidance of doubt, amounts awarded as a retention bonus that pays out in connection with a Qualifying Termination shall not be considered duplicative of the severance benefits provided under Section 3.8 of the Plan. Notwithstanding the foregoing, any benefits received by a Participant pursuant to the Plan will be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Bank for its Covered Executives upon consummation of a Change in Control.
3.8Other Benefits Not Affected. None of the following benefits, programs, or other employment-related matters is enhanced, diminished or otherwise affected by the Plan, none is considered a benefit of the Plan, and none is waived, released, or otherwise affected by a Participant’s Release unless expressly so provided in the Plan or in that Release:
(a)A Participant’s accounts in a savings plan, nonqualified deferred compensation plan, or other similar deferral plan or program of the Bank, including any rights to require a rabbi trust or other similar funding protection;
(b)A Participant’s rights under a pension or other funded defined-benefit retirement plan of the Bank;

(c)A Participant’s rights under any award of restricted stock, restricted stock units, stock options, stock appreciation rights, or other equity incentive awards, in each case whether or not associated with performance conditions, under the Bank-sponsored equity plans or a successor plan and/or award agreements issued thereunder;
(d)A Participant’s rights under any life or disability insurance plan or program of the Bank, including any split-dollar life insurance agreement and the right to continue coverage after termination of employment, whether or not at the Participant’s cost; and

(e)A Participant’s rights to obtain or continue health, dental or similar insurance coverage after termination of employment (so-called COBRA continuation rights).

3.9Limitation on Benefits Under Certain Circumstances. If the payments and the benefits to a Participant pursuant to Section 3 of this Plan, either alone or together with any other payments and benefits to the Participant from the Bank or the Company would constitute a “parachute payment” under Section 280G of the Code and the regulations promulgated thereunder, such payments must be reduced to the minimum necessary to result in no portion of such payments and benefits begin non-deductible to the Bank or the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.
4.	Claims for Benefits Under the Plan
4.1Claims for Benefits under the Plan. If a Participant believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty (60) days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 5.10, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Committee will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section 4.1 the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Sections 4.2 and 4.3.
4.2Right to Request Review of Benefit Denial. Within sixty (60) days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefit, the individual may submit comments, records, documents or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
4.3Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60)-day period will be extended to one hundred twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60)-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 5.10, in lieu of bringing a civil action under Section 502(a) of ERISA.
4.4Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 5.10.
5.	Administration of the Plan
5.1Administration. The Plan will be administered by the Committee or such other persons designated by the Committee. The Committee, or its designee, will have the authority to select Participants and the Severance Multiple for each Participant. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided that any action permitted to be taken by the Committee (or its designee) may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

5.2Amendment; Termination.
(a)The Plan may be amended at any time, provided, however, that unless the Participant otherwise agrees after being given notice of the Plan amendment, an amendment to the Plan pursuant to this paragraph that adversely and materially changes a benefit to a Participant is not effective as to that Participant until immediately after the end of the later of (i) twelve (12) months after the Bank gives notice to the Participant of the change and of its effective date or (ii) the end of any Covered Period for the Participant that commenced before amendment of the Plan and that was ongoing at the time of amendment.

(b)The Plan may be amended at any time and in any manner necessary to comply with, or to avoid a material and adverse outcome for the Bank or the Participants under, ERISA or Section 409A. Any such amendment will be effective immediately, or otherwise as provided by the Committee, without the consent of any Participant. If any such amendment is expected to have a material and adverse effect upon one or more Participants, the Bank will give notice of the change to those Participants within thirty days after effectiveness.

(c)The Plan may be terminated at any time. If the Plan is terminated, new Participants may not be added, but the Plan will continue in effect for each then-current Participants until immediately after the later of (i) twelve (12) months after termination of the Plan or (ii) the end of any Covered Period that commenced before termination of the Plan.

(d)Termination or amendment of the Plan will not affect any obligation of the Bank under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment.

5.3Successors. The Bank will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under the Plan, in the same manner and to the same extent that the Bank would be required to perform if no succession or assignment had taken place. In such event, the term “Bank,” as used in the Plan, will mean (from and after, but not before, the occurrence of such event) the Bank as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.
5.4Third Party Beneficiaries. The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs and assigns.
5.55.5 FDIC Limitations. Any payments made to Participants pursuant to this Plan, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
5.6Creditor Status of Participants. In the event that any Participant acquires a right to receive payments from the Bank under the Plan, such right will be no greater than the right of any unsecured general creditor of the Bank.
5.7Notice of Address. Each Participant entitled to benefits under the Plan must file with the Bank, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such Participant at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Bank to search for or to ascertain the location of such Participant.
5.8Headings. The headings of the Plan are inserted for convenience and reference only and will have no effect upon the meaning of the provisions hereof.
5.9Choice of Law. TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES, THE LAWS OF THE STATE OF NEW YORK WILL BE THE

CONTROLLING LAW IN ALL MATTERS RELATING TO THE PLAN, REGARDLESS OF THE CHOICE-OF-LAW RULES OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.
5.10Arbitration.  In the event of any controversy, dispute or claim arising out of or related to this Plan, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the "Arbitrator") in accordance with the National Rules of the American Arbitration Association ("National Rules"), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Plan, the provisions of this Plan shall control):
(a)The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning severance disputes, supplied by the AAA chosen by the Participant and the Bank each in turn striking a name from the list until one name remains (with the Bank being the first to strike a name).
(b)The expenses of the arbitration shall be borne by the Bank; and the Bank shall bear its own legal fees and expenses and pay, at least monthly, all of a Participant's legal fees and expenses incurred in connection with such arbitration, except that a Participant shall have to reimburse the Bank for legal fees and expenses if the arbitrator finds that Participant brought an action in bad faith.
(c)The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Plan; provided that no party shall be entitled to punitive or consequential damages and each party waives all such rights, if any.
(d)The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Plan. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Plan in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Plant. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.
(e)The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator's written decision shall be rendered within sixty (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties and, in any subsequent arbitral or judicial proceedings between the parties.

(f)The arbitration shall take place in Orange County, New York.
(g)The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be confidential, except for discussions with family and financial and legal advisors.
(h)The parties shall continue performing their respective obligations under this Plan notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
(i)The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.
(j)Notwithstanding the dispute resolution procedures contained in this Section 5.10, either party may apply to any court sitting in Orange County, New York (i) to enforce this Plan to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.10.
5.11Withholding. All payments under the Plan will be subject to all applicable withholding of state, local and federal taxes.
5.12No Implied Employment Contract. The Plan does not constitute a contract of employment or impose on a Participant any obligation to remain in the employ of the Bank, nor does it impose on the Bank or any of its subsidiaries any obligation to retain a Participant in his or her present or any other position, nor does it change the status of a Participant’s employment as an employee at will. Nothing in the Plan will in any way affect the right of the Bank or any of its subsidiaries in its absolute discretion to change or reduce a Participant’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans and the like.
5.13No Assignment. The rights of a Participant to payments or benefits under the Plan will not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 5.13 will be void.
5.14	Section 409A.
(a) General. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. The right to a series of payments under this Plan will be treated as a right to a series of separate payments. Each payment under this Plan that is made within 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Plan that is made later than 2-½ months following the end of the year that contains the Participant’s Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, in accordance with subsection (c) below. (b). To the extent necessary to comply with Code Section 409A, all payments to be made upon a Participant’s Termination Date may only be made upon a “separation from service” within the meaning of Code Section 409A.

(b)In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in the Plan, to the extent that any reimbursement or in-kind benefit provided under the Plan constitutes a “deferral of compensation” within the meaning of  Section 409A of the Code (a “Reimbursement”), such Reimbursement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (a) any Reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan or in any applicable Bank expense reimbursement policy), (b) the amount of expenses eligible for Reimbursement during a calendar year may not affect the expenses eligible for Reimbursement in any other calendar year, (c) the Participant must submit a request for Reimbursement along with a supporting invoice at least ten (10) days before the end of the calendar year following the calendar year in which such fees and expenses were incurred, (d) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Plan, the Reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; , and (e) the right to Reimbursement is not subject to liquidation or exchange for another benefit.

(c)Specified Employees. Notwithstanding anything in the Plan to the contrary, if the Participant is considered a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code, any payment that is subject to Section 409A of the Code and payable due to the Participant’s termination of employment will not be made to the Participant until the earlier of the six-month anniversary of the Participant’s “separation from service” within the meaning of Section 409A of the Code or the date of the Participant’s death and will be accumulated and paid on such date.

(d) No Participant Designation of Year of Payment. To the extent necessary to comply with Section 409A of the Code, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A of the Code, if any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.